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                                                                   EXHIBIT 99.1

[LOGO OF MELLON BANK CORPORATION]                         News Release


Contact:    Media                 Analysts             Corporate Affairs
            -----                 --------             One Mellon Bank Center
            Stephen K. Dishart    Donald J. MacLeod    Pittsburgh, PA 15258-0001
            (412) 234-0850        (412) 234-5601

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FOR IMMEDIATE RELEASE


                       MELLON BANK CORPORATION TO REDEEM
                       ---------------------------------
                           SERIES J PREFERRED STOCK
                           ------------------------


PITTSBURGH, Jan. 8, 1997-Mellon Bank Corporation today announced that its Series J preferred stock (NYSE: MEL Pr J) will be redeemed at a price of $25 per share plus accrued dividends. The $100 million of outstanding Series J preferred stock carries an annual fixed dividend of $2.125 per share until its redemption date of Feb. 18, 1997. The redemption is subject to Federal Reserve Board approval.

          With balance sheet assets of more than $43 billion and assets under management or administration of more than $1.1 trillion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its principal mutual fund business is The Dreyfus Corporation.

          Press releases and other information about Mellon Bank Corporation and its products and services are available at http://www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

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